Exhibit 10.34

Amendment to Employment Agreement

This Amendment is made, entered into, and is effective as of the Amendment Date, by and between the Company and Executive.

Article 1. Definitions

1.0	Unless otherwise defined herein, the terms used herein shall have the meanings ascribed to them in Article 2 of the Employment Agreement.

1.1	“Amendment” shall mean this Amendment to the Employment Agreement.

1.2	“Amendment Date” shall mean February 15, 2008.

1.3

“Employment Agreement” shall mean that certain agreement entered into by and between the Company and the Executive as of February 15, 2006, and which subsequently thereto was filed by the Company with the Securities and Exchange Commission.

Article 2. Amendments

2.0	The Employment Agreement is hereby amended, as of the Amendment Date, as set forth in Section 2.1.

2.1	Section 7.4(d) of the Employment Agreement is rewritten to read in its entirety as follows:

(d) Payment of all but forty thousand dollars ($40,000) of the benefits described in Section 7.4(b)(1), and payment of all of the benefits described in Section 7.4(b)(2) shall be paid in cash to the Executive in equal bi-weekly installments over a period of consecutive months equal to the Service Multiple times twelve (12) and beginning on the fifteenth day of the month following the month in which the Effective Date of Termination occurs, subject to the provisions of Section 9.1. The forty thousand dollars ($40,000) which was withheld shall be paid in cash to the Executive in a single lump sum at the end of the twelve (12) month restrictive period set forth in Sections 13.2 (as so renumbered) and 13.3 (as so renumbered) of this Agreement.

2.2	Section 7.4(e) of the Employment Agreement is deleted and Sections 7.4 (f) and (g) are renumbered as Sections 7.4(e), and (f), respectively.

2.3	Section 7.4(e) (as so renumbered) is rewritten to read in its entirety as follows:

(e) Except as specifically provided in Section 7.4(d), all other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs.

2.4	Section 7.6(g) of the Employment Agreement is rewritten to read in its entirety as follows:

(g)    Payment of all but forty thousand dollars ($40,000) of the benefits described in Section 7.6(d)(1) and payment of all of the benefits described in Section 7.6(d)(2) shall be paid in cash to the Executive in equal bi-weekly installments over a period of consecutive months equal to the Service Multiple times twelve (12) and beginning on the fifteenth day of the month following the month in which the Effective Date of Termination occurs, subject to the provisions of Section 9.1. The forty thousand dollars ($40,000) which was withheld shall be paid in cash to the Executive in a single lump sum at the end of the twelve (12) month restrictive period set forth in Sections 13.2 (as so renumbered) and 13.3 (as so renumbered) of this Agreement.

2.5	Section 8.4 of the Employment Agreement is rewritten to read in its entirety as follows:

8.4    Form and Timing of Severance Benefit. Payment of all of the benefits described in Sections 8.3(a) through (c) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, subject to the provisions of Section 9.1. All other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs.

2.6	The following new Articles 9 and 10 are added immediately following Section 8.5, and all subsequent articles and section references in the Agreement are adjusted accordingly:

Article 9. Compliance with IRC Section 409A.

9.1

     (a) The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Articles 7 or 8, as applicable:

          (i)    It is intended that each installment of the payments and benefits provided under Articles 7 or 8 shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

          (ii)    If, as of the date of the “separation from service” of the Executive from the Company (determined as set forth below), the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Articles 7 or 8, as applicable.

          (iii)    If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

               (1)    Each installment of the payments and benefits due under Articles 7 or 8, as applicable, that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

               (2)    Each installment of the payments and benefits due under Articles 7 or 8 that is not described in clause (1), above, and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following his taxable year in which the separation from service occurs.

     (b) The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation § 1.409A-1(h). Solely for purposes of this Section 4.4(b), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

     (c) All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

     (d) The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such Severance Benefit or CIC Severance Benefit (including, without limitation, as to the timing of any such payment payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to Executive the after-tax economic equivalent of what otherwise has been provided to Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

     (e) If, notwithstanding the preceding provisions of Sections 7.4, 7.6 or 8.4, any Severance Benefit or CIC Severance Benefit (or any acceleration thereof) (the “Payments”) made or provided to the Executive or for his benefit in connection with this Agreement or the Executive’s employment with the Company or the termination thereof, are determined to be subject to the tax imposed by Section 409A(a)(1)(B) or any interest or penalties with respect to such taxes (such taxes, together with any such interest and penalties, are collectively referred to as the “Section 409A Tax”), then the Company will promptly pay to the Executive an additional amount (a “Gross-Up Payment”) such that the net amount the Executive retains after paying any applicable Section 409A Tax and any federal, state or local income or FICA taxes on such Gross-Up Payment shall be equal to the amount the Executive would have received if the Section 409A Tax were not applicable to the Payments. All determinations of the Section 409A Tax and Gross-Up Payment, if any, will be made by tax counsel or other tax advisers designated by or acceptable to the Executive. For purposes of determining the amount of the Gross-Up Payment, if any, the Executive will be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Payments are made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date the Payments are made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. If the Section 409A Tax is determined by the Internal Revenue Service, on audit or otherwise, to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company must make another Gross-Up Payment with respect to such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within ten (10) calendar days immediately following the date that the amount of such excess is finally determined. The Company and the Executive must each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Section 409A Tax with respect to the total Payments.

Article 10. Creation of Rabbi Trust

10.1    In the event that a CIC Severance Payment is required to be made on the day that is six months and one day from the Executive’s “separation from service” pursuant to Section 9.1(a)(iii), the Company shall deposit the full amount of such CIC Severance Payment in cash in a rabbi trust for the benefit of the Executive as soon as reasonably practicable following the Executive’s “separation from service”. The rabbi trust shall be governed by the terms of a trust agreement reasonably acceptable to the parties, shall be irrevocable and shall provide that the Company, or any successor thereto, may not, directly or indirectly, use or recover any assets of the rabbi trust until such time as the assets of the trust have been paid to the Executive hereunder, subject only to the claims of creditors of the Company in the event of its insolvency or bankruptcy. The assets held by the rabbi trust shall be transferred to Executive one day following the six-month anniversary of the Executives “separation from service” from the Company (the “Payment Date”). The assets delivered to Executive pursuant to the rabbi trust shall reflect any investment gain or loss (as the case may be) on the CIC Severance Benefit from the date the assets comprising the CIC Severance Benefit were deposited into such rabbi trust until the Payment Date. The Company, or any successor thereto, shall deliver and pay over to the appropriate taxing authorities if and when due all amounts subject to withholding with respect to the transfer of the CIC Severance Benefit to the rabbi trust and the transfer of the assets of the rabbi trust to Executive (as adjusted for any investment gain or loss) on the Payment Date, and shall instruct the trustee to transfer to the Executive such assets (in such form and asset class as has been deposited initially into the rabbi trust), without any further reduction for withholding for federal, state and local taxes other than any additional amounts required to be withheld on any amounts transferred to the Executive that were not included in the initial computation of the CIC Severance Benefit.

Article 3. Miscellaneous

3.0

Except for those provisions of the Employment Agreement specifically amended as set forth in Article 2 of this Amendment, the remaining terms of the Employment Agreement shall remain in full force and effect as set forth therein.

IN WITNESS WHEREOF, the Company, through its duly authorized representative, and the Executive have executed this Amendment as of the Amendment Date.

Executive	Savient Pharmaceuticals, Inc.

By: /s/ Robert Lamm	By: /s/ Christopher G. Clement
Robert Lamm	Christopher G. Clement
President & Chief Exectuive Officer